Exhibit 99.(d)(xi)

Addendum to Management Agreement

between Lord, Abbett & Co. LLC and

Lord Abbett Municipal Income Fund, Inc. (the “Addendum”)

Dated December 9, 2022

Effective December 9, 2022, Lord, Abbett & Co. LLC and Lord Abbett Municipal Income Fund, Inc. on behalf of its series, Lord Abbett Short Duration High Income Municipal Bond Fund (the “Fund”), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the Management Agreement dated December 15, 1994, shall be as follows:

0.35% of the first $1 billion of average daily net assets; and

0.31% of the Fund’s average daily net assets over $1 billion.

For purposes of Section 15 (a) of the Investment Company Act of 1940, this Addendum and the Management Agreement shall together constitute the investment advisory contract of the Fund.

Lord Abbett Municipal Income Fund, Inc.

By:	/s/ Victoria Zozulya
Victoria Zozulya
Vice President and Assistant Secretary

Lord, Abbett & Co. LLC

By:	/s/ Lawrence B. Stoller
Lawrence B. Stoller
Member and General Counsel

Dated: December 9, 2022